UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 8-K/A

                                CURRENT REPORT
  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                 March 3, 2003
                                 Date of Report
                        (Date of Earliest Event Reported)


                             OXFORD TECHNOLOGIES INC.
              (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                   (State or Other Jurisdiction of Incorporation)

                 000-49854                     04-3615974
           (Commission File Number)   (IRS Employer Identification No.)

                          524 Westgate Drive, Edison, NJ 08820
              (Address of Principal Executive Offices, including ZIP Code)

                                   (908) 412-9273
                  Registrant's Telephone Number, including Area Code


                                    Not Applicable
                (Former Name or Former Address, if Changed Since Last Report)




Item 1.  CHANGES IN CONTROL OF REGISTRANT

     On February 12, 2003, Oxford Technologies Inc. ("Oxford" or the "Registrant"), entered into a Share Exchange Agreement with Great Admirer Limited, a Hong Kong corporation ("Great Admirer"), pursuant to which Oxford issued 13,564,002 shares of its common stock to Great Admirer in exchange for all issued and outstanding ordinary shares of Axiom Manufacturing Services Limited ("Axiom") on a one-to-one basis. Axiom is an electronics manufacturing service provider in the United Kingdom and a wholly-owned subsidiary of Great Admirer. As a result of this transaction, Axiom becomes Oxford's wholly-owned subsidiary.

     Prior to the exchange, Oxford had 5,000,000 shares of common stock outstanding, while Axiom had 13,564,002 shares of ordinary shares outstanding. Upon consummation of the share exchange, Oxford has an aggregate of 18,564,002 shares of common stock outstanding.

     The Share Exchange Agreement was adopted by the unanimous consent of the respective Board of Directors and shareholders of Oxford and Great Admirer.

     The following table sets forth, as of February 12, 2003, certain information with respect to the Registrant's equity securities owned of record or beneficially by (i) each officer and director of the Registrant; (ii) each person who owns beneficially more than 5% of each class of the Registrant's outstanding equity securities; and (iii) all directors and executive officers as a group. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person.

                                             Amount of Beneficial  Percent
 Title of Class     Name of Beneficial Owner      Ownership        of Class**
----------------   -------------------------   ------------------  ---------
Common Stock          Great Admirer Limited*       16,914,002        91.1 %

Common Stock          All Officers and
                      Directors as a Group              0               0

* Great Admirer Limited is wholly-owned by Sen Hong Resources Limited, a Hong Kong corporation.

** Based upon 18,564,002 shares issued and outstanding. There are no outstanding options or warrants to purchase, nor any securities convertible into, the Registrant's common shares.

     On February 8, 2003, the Board of Directors of Great Admirer passed a resolution authorizing transfer of 900,000 shares of the Registrant's common stock owned by Great Admirer to the employees and officers of Great Admirer and its affiliated companies.

     Other than as disclosed above, the Registrant is not aware of any other company or any other person, jointly or severally, that directly or indirectly controls the Registrant. The Registrant is not aware of any arrangements or understandings, which may at a future date result in a change in control of the Registrant.

MANAGEMENT

     The following table sets forth certain information regarding the executive officers and directors of the Registrant as of the date of this Report.

          Name        Age            Positions Held
------------------   -----   ------------------------------------
Jacinta Sit           30     President, Chief Financial Officer and
                             Director, member of Audit Committee
Vivian Lee-Yu Lam     33     Corporate Secretary and Director
Woon Chew Chai        44     Independent Director, member of Audit Committee

     JACINTA SIT has been President and a director of the Company since February 2003. From 2001 to the present, Ms. Sit holds various positions, most recently as an Executive Director, of Sen Hong Resources Holdings Limited, a Hong Kong corporation, whose principal business is the exploration and development of crude oil.

     VIVIAN LEE-YU LAM was appointed director and Corporate Secretary of the Company in February 2003. From 2000 to the present, Ms. Lam holds various positions, most recently as Company Secretary, of Sen Hong Resources Holdings Limited, a Hong Kong corporation. Currently Ms. Lam also serves as a director of Great Admirer Limited, the parent company of the Registrant. Ms. Lam received her Bachelor's degree in Japanese Studies from the University of Hong Kong, and a postgraduate diploma in Corporate Administration from the City University of Hong Kong.

     WOON CHEW CHAI was elected as independent director of the Company in February 2003. From 1994 to the present, Mr. Chai has been a partner at
Michael Chai & Co., a law firm in Kuala Lumpur, Malaysia.   From 1991 to
1994, he was a legal associate with Shook Lin & Bok, a law firm in Kuala Lumpur, Malaysia. From 2002 to the present, he serves director of Sen Hong Resources Holdings Limited, a Hong Kong corporation. Mr. Chai holds a Bachelor of Laws (Hons) degree from the University of Buckingham, and a Bachelor of Science (Hons) degree in Chemistry from University of Surrey, UK. Mr. Chai qualified as Barrister at Law from Lincoln's Inn, England.

     Above named directors and executive officers of the Company have not involved in any legal proceedings as described in Item 401 of Regulation S-B.

     There are no agreements or understandings for the Company's officer or director to resign at the request of another person, and the above-named officer and director is neither acting on behalf of, nor will act at the direction of, any other person. There is no family relationship among any of the executive officers and directors.


Item 2.     ACQUISITION OR DISPOSITION OF ASSETS

     The following is a description of Axiom's history and the business Axiom has pursued.

History

     Axiom Manufacturing Services Limited (Axiom") was incorporated in South Wales, United Kingdom on September 3, 1980 under the name of Aiwa (UK) Ltd. to engage in the business of consumer electronics manufacturing. The name of Aiwa
(UK) Ltd. was changed to Aiwa Wales Manufacturing Limited in June 1997, and its name was changed again to Axiom Manufacturing Services Limited on April 10, 2002, as a result of the acquisition of Axiom by Great Admirer Limited.

     Prior to its acquisition by Great Admirer Limited in April 2002, Axiom was a wholly-owned subsidiary of Aiwa Europe Limited, which was 100%-owned by Aiwa Co. Limited of Japan. As the sole original equipment manufacturer of Aiwa's own-brand consumer electronics products in Europe, Axiom was responsible for manufacturing Aiwa brand consumer electronics products, primarily audio and visual products, on behalf of Aiwa Japan, for distribution in the UK, France, Germany, Netherlands and Poland.

     In addition to being Aiwa's sole original equipment manufacturer in Europe, In December 2000, due to a gradually decreasing profit margin, Axiom began to provide electronic manufacturing services (EMS) to third parties. This continued until July 2001 when all Aiwa brand products were terminated, and Axiom entirely became an electronic manufacturing services provider. In April 2002, Great Admirer acquired 100% of Axiom's capital stock.

     Axiom's principal executive offices, engineering and manufacturing facilities are located in Technology Park, Newbridge, in South Wales, United Kingdom. Axiom owns the above- mentioned properties, which is approximately
26.80 acres. Axiom does not lease any properties. The Welsh Assembly holds a legal charge over land and buildings.

Axiom's Business

     Axiom provides electronics manufacturing services, in the business-to-business or business-to- industrial sectors, to original equipment manufacturers
(OEMs) in the telecommunication equipment, computers and related products for business enterprises, video/audio/entertainment products, industrial control equipment, testing and instrumentation products and medical devices markets. Axiom offers its customers comprehensive and integrated design and manufacturing services, from initial product design to volume production, direct order fulfillment and aftermarket support. Its customers include leading OEMs who have chosen outsourcing as a core manufacturing strategy.
They contract with Axiom to build their products or to obtain services related to product development, manufacturing and post-production requirements. In many cases, Axiom builds and services products that carry the brand names of its customers. Axiom has developed relationships with OEMs in a diverse range of industries, including computer systems and peripherals, wired and wireless communications, networking and storage equipment, consumer electronics, industrial equipment, medical devices and commercial avionics. By efficiently and aggressively managing its business, costs and asset base, Axiom is able to offer its customers an outsourcing solution that represents a lower total cost of ownership than that typically provided by their internal operations.

     Substantially all of Axiom's manufacturing services are provided on a turnkey basis, whereby Axiom purchases customer-specified components from its suppliers, assemble the components on printed circuit boards, perform post-production testing and provides its customers with production process and testing documentation. Axiom offers its customers flexible, "just-in-time" delivery programs allowing product shipments to be closely coordinated with its customers' inventory requirements. Additionally, Axiom completes the assembly of its customers' products at Axiom's facilities by integrating printed circuit board assemblies into other elements of Axiom's customers' products. Axiom also provides manufacturing services on a consignment basis, whereby Axiom utilizes components supplied by the customer to provide assembly and post-production testing services.

    Axiom serves several segments of the electronics products and technology markets. Much of Axiom's business is related to the following products:

    Networking equipment such as modems and data capture; Telecommunications equipment; Consumer products such as high-end audio; Electronic sub-systems for the medical, test and security industries; and other electronics equipment and products.

Axiom's Services

    Axiom believes that OEMs are increasingly demanding an integrated outsourcing solution from EMS companies and seeking collaborative relationships. Axiom provides its customers with a total solution that includes a full range of services that allow Axiom to take its customers' products from initial design through production, test, distribution and after-market support. The services that Axiom offers OEMs include:

    Engineering and Design.   Axiom offers engineering, design, prototype and
related services that help its customers design their products for optimal manufacturing and testing. Axiom's electrical, mechanical and packaging engineers provide its customers with circuit design, printed circuit board layout, mechanical design and test fixture design services. Axiom also provides design for procurement, design for manufacturability and design for testability services. Axiom's design for procurement service identifies areas in which the overall cost of its customers' products can be reduced through a decrease in material costs and effective inventory management. Axiom designs for manufacturability service seeks to achieve defect-free and cost-effective product designs, reduce product development cycles, create high initial production yields and establish superior product quality. Axiom's design for testability service focuses on achieving the highest level of fault detection and isolation before products are shipped

     Materials Procurement And Management. Materials procurement and management consists of the planning, purchasing, expediting and warehousing of components and materials. Axiom's inventory management and volume procurement capabilities contribute to cost reductions and reduce total cycle time.

     Product Assembly and System Integration.    Axiom offers assembly and
manufacturing services that include assembly of subsystems of electronics products, which include multiple components, and the final assembly and integration of complete products that incorporate printed circuit board assemblies, complex electromechanical subassemblies, enclosures, power supplies and other components. Axiom builds a wide range of final products and it believes it is well positioned to take advantage of the anticipated acceleration in outsourcing of final product assembly and integration. In addition, Axiom's build-to-order and configure-to-order capabilities complement its expertise in final product assembly by allowing it to postpone the final configuration of its customers' products until actual end-user specifications are received, thus reducing finished inventory levels for Axiom and its customers.

    Testing.   Axiom offers computer-aided testing of assembled printed circuit boards, subsystems and systems, which contributes significantly to its ability to deliver high-quality products on a consistent basis. Axiom works with its customers to develop product-specific test strategies. Axiom's test capabilities include manufacturing defect analysis, in-circuit tests to test the circuitry of the board and functional tests. Axiom either custom designs test equipment and software itself or use test equipment and software provided by its customers. In addition, Axiom provides environmental stress tests of assemblies of boards or systems.

    Logistics and Distribution.    Axiom offers services related to the
configuration and shipment of its customers' products. Axiom performs final product packaging and distribution services for completed products, as well as direct order fulfillment. Axiom increasingly delivers final products directly into its customers' distribution channels and to its customers' end-users.
Axiom believes that these services complement Axiom's comprehensive manufacturing solution, enabling its customers to be more responsive to changing market demands and to get their products to market more quickly with less total cost.

   After-Market Services. Axiom provides a wide range of after-market services, including repair, refurbishment, remanufacturing, system upgrades and spare part manufacturing. These services are supported by specific information systems and testing technologies and can be tailored to meet the specific requirements of each customer.

Business Strategy

    Axiom's goal is to be the electronics manufacturing services outsourcing provider of choice to leading original equipment manufacturers in the high growth segments of the electronics industry. To meet this goal, Axiom has implemented the following strategies:

     Maintain and Develop Close, Long-Term Relationships With Customers. Axiom's core strategy is to maintain and establish long-term relationships with leading original equipment manufacturers in expanding industries by becoming an integral part of its customers' manufacturing operations. To this end, Axiom works closely with its customers throughout the design, manufacturing and distribution process, and Axiom offers flexible and responsive services. Axiom believes it develops stronger customer relationships by relying on its local management teams that respond to frequently changing customer design specifications and production requirements.

    Focus on High-End Products in High Growth Sectors.   Electronics
manufacturing services providers produce products for a wide range of original equipment manufacturers in different high growth industries, such as consumer electronics, Internet-focused businesses and telecommunications equipment.
The product scope ranges from easy to assemble, low-cost high-volume products targeted for the consumer market to complicated state-of-the-art, mission critical electronic hardware. Similarly, original equipment manufacturers' customers range from consumer-oriented companies that compete primarily on price and redesign their products every year to manufacturers of high-end telecommunications equipment and computer and related products for business enterprises that compete on technology and quality. Axiom currently offers state-of-the-art products for industry leaders who require specialized engineering design and production services as well as offering high volume manufacturing capabilities to its customer base. Axiom's ability to offer both of these services enables it to expand its business relationships.

    Deliver Complete High and Low Volume Manufacturing Solutions Globally. Axiom believes original equipment manufacturers are increasingly requiring from electronics manufacturing services providers a wide range of specialized engineering and manufacturing services in order to reduce their costs and accelerate their time-to-market and time-to-volume production. Building on its integrated engineering and manufacturing capabilities, Axiom offers services from initial product design and test to final product assembly and distribution to the original equipment manufacturers' customers. These full service capabilities allow Axiom to offer customers the flexibility to move quickly from design and initial introduction to production and distribution.

    Enhance Axiom's Integrated Design, Manufacturing and Related Services. Axiom intends to continue to enhance its service offerings to meet the evolving needs of its customers and to control and manage more effectively their supply chain. OEMs are increasingly requiring a wider range of advanced services from EMS companies. Axiom offers its customers a comprehensive range of services and Axiom has expanded its engineering and design capabilities and its new product introduction services through additional investments in these fields. Axiom believes that its ability to support customers in these areas provides it insight into its customers' future manufacturing requirements, which is critical to further penetrating the EMS market and attracting new customers.

    Increase Penetration of Axiom's Existing Customers and Expansion its Customer Base. Axiom believes that the increased penetration of its existing customers and the continued expansion of its customer base are critical to
its future success.   Axiom continually evaluates the requirements of its
existing customers, and seek the opportunity to provide them with additional services from existing facilities, thereby strengthening its relationships with its customers and increasing the utilization of existing manufacturing facilities. Axiom actively pursues new customers by conducting a focused marketing effort, designed to increase its brand awareness and the likelihood of winning new business.

Marketing and Customers

    Axiom markets its services through a direct sales force and independent marketing representatives. In addition, Axiom's divisional and executive management teams are an integral part of its sales and marketing teams. During 2002, Axiom's four largest customers, each represented in excess of 10% of total sales and, in the aggregate, represented 73% of total sales.

    The following table sets forth the percentages of Axiom's sales by industry for 2002, 2001 and 2000.

                                       Year ended December 31,

                                       2002         2001       2000
                                      --------    ---------   --------
Computer related products for
  business enterprises	               0.87%        0.09%	    0%
Telecommunications equipment	         0.00%        8.76%       0%
Video/Audio/Entertainment products     42.21%       8.76%       0%
Industrial control equipment 	 	   24.40%       27.44%      0%
Testing & instrumentation products     5.50%        43.36%      0%
Medical devices                        27.02%       11.58%      0%
                                       ------      --------    ----
                             TOTAL      100%         100%       0%

    Axiom's salespeople have knowledge of local markets, which Axiom believes is critical to identifying new customers and developing new business opportunities. Axiom's direct sales force is complemented by several independent firms who serve as its representatives in areas where Axiom believes the most significant opportunities exist, and in areas where it has no direct salespeople.

Suppliers

    Axiom maintains a network of suppliers of components and other materials used in assembling products. Axiom procures components only when a purchase order or forecast is received from a customer and occasionally utilize components or other materials for which a supplier is the single source of supply. Although Axiom experiences component shortages and longer lead times of various components from time to time, it has generally been able to reduce the impact of the component shortages by working with customers to reschedule deliveries, by working with suppliers to provide the needed components using just-in-time inventory programs, or by purchasing components at somewhat higher prices from distributors, rather than directly from manufacturers. These procedures reduce, but do not eliminate, Axiom's inventory risk. In 2001 and 2000, customer modifications to orders for inventory previously procured by Axiom resulted in excess and obsolete inventory for the related customers that could not be recovered through put backs to vendors or the specific customer concerned. In addition, by developing long-term relationships with suppliers, Axiom has been better able to minimize the effects of component shortages than manufacturers without such relationships.

Research and Development

     The market for Axiom's services is characterized by rapidly changing technology and continuing process development. Original equipment manufacturers are demanding smaller, faster and higher performance products. These demands require increasingly complex engineering and manufacturing capabilities. Axiom is committed to developing new design and manufacturing technologies and enhancing its existing technologies.

    Axiom works with its customers and suppliers to develop and qualify advanced process capabilities concurrent with, or prior to, its customers' needs. Axiom is a member of an industry consortium consisting of original electronics manufacturers, equipment suppliers and other electronics manufacturing services companies. This consortium supports process development and provides access to manufacturing equipment, laboratory and research and development personnel that complement Axiom's internal development work.

Backlog

    Backlog consists of contracts or purchase orders with delivery dates scheduled within the next 12 months. At December 31, 2002, Axiom's backlog was approximately $7.22 million. Because customers may cancel or reschedule deliveries, backlog is not a meaningful indicator of future financial results.

Competition

    The electronics manufacturing services industry is highly competitive. Some of Axiom's competitors are substantially larger and have greater financial, operating, manufacturing and marketing resources than Axiom does. Some of Axiom's competitors have broader geographic breadth and range of services than Axiom does. In addition, some of Axiom's competitors may have better relationships with its existing customers than Axiom does. Axiom also faces competition from the manufacturing operations of its current and potential customers, who continually evaluate the relative benefits of internal manufacturing compared to outsourcing. As more OEMs dispose of their manufacturing assets and increase their use of outsourcing, Axiom faces increasing competitive pressures to grow its business in order to maintain its competitive position.

Governmental Regulation

    Axiom's operations are subject to certain national and local regulatory requirements relating to environmental, waste management and health and safety measures relating to the use, release, storage, treatment, transportation, discharge, disposal and clean-up of hazardous substances and wastes, as well as practices and procedures applicable to the construction and operation of its plants. Axiom operates in substantial compliance with all applicable requirements and has achieved ISO 14001 an internationally recognized award. However, material costs and liabilities may arise from these requirements or from new, modified or more stringent requirements. In addition, Axiom's past, current and future operations may give rise to claims of exposure by employees or the public or to other claims or liabilities relating to environmental, waste management or health and safety concerns.

     Axiom periodically generates and temporarily handles limited amounts of materials that are considered hazardous waste under applicable law. Axiom contracts for the off-site disposal of these materials and has implemented a waste management program to address related regulatory issues. The current costs of compliance are not material to Axiom, and Axiom is not presently aware of any facts or circumstances that would cause it to incur significant costs or liabilities in the future related to environmental, health and safety law compliance. Nevertheless, additional or modified requirements may be imposed in the future. If such additional or modified requirements are imposed on Axiom, or if conditions requiring remediation are found to exist, Axiom may be required to incur substantial additional expenditures.

Employees

     As of December 31, 2002, Axiom had 179 full-time employees, including 110 in production and quality, 18 in engineering, research and development, 30 in procurement and materials management, 1 in information systems, 2 in program management, 6 in sales and marketing and 12 in executive and administrative functions. Given the variability in Axiom's business and the quick response time required by its customers, it is critical that Axiom be able to quickly ramp-up and ramp-down its production to maximize efficiency. Therefore, Axiom may use skilled temporary labor as required. No temporary employees were employed as of December 31, 2002.

    Seven percent of Axiom's employees are represented by the General Municipal Boilermakers Union. Axiom considers its employee relations to be good.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Axiom's functional currency is pound sterling. For your convenience, conversion of amounts from pound sterling into United States dollars have been made at the unified exchange rate of 1 pound sterling = US $1.60440, the approximate rate of exchange as of December 31, 2002.

    Axiom completed its first full year of trading as a CEM on March 31, 2002 and generated revenues of $7.22 million and turned in a loss of just under $4.33 million. New customers were added regularly such that by the end of the year there were nine customers although 69% of the revenue came from sales to two customers. Although losses were made these were attributed to:

    i)    taking on low margin business to secure market share
    ii) high staffing levels and therefore costs following the transfer from OEM to CEM
    iii) high facility costs - a significant asset base was transferred from Aiwa to Axiom.

     As of December 31, 2002 (nine months of operations) turnover was $10.49 million. The number of customers has now increased to 13 and there is now a concentration on winning good quality, long-term customers who will provide growth and stability for Axiom. For the nine month ended 31 December 2002, Axiom had operating loss of $4.23 million. The trend to profitability was not happening as quickly as planned. Actions were taken in October 2002 to reduce headcount to more normal levels and also to restructure the management team, this has resulted in headcount being reduced to 179 from 200.

    A new ERP computer system was introduced in November 2002 which will give better control over production scheduling and procurement, and the benefits of this should be reflected in Axiom's financial performance going forward.

    In July 2002, Axiom received a grant of $3.85 million from the National Assembly for Wales. A further $962,000 is payable in 12 months time subject to Axiom meeting criteria for headcount, and fixed asset purchases.

Results of Operations

    The electronics industry is subject to rapid technological change, product obsolescence and price competition. These and other factors affecting the electronics industry, or any of our major customers, in particular, could materially harm our results of operations. See "Risk Factors" for additional factors relating to possible fluctuations of our operating results.

Nine Months Ended December 31, 2002 Compared to Nine Months Ended December 31, 2001

     Net Sales.    For the nine months ended December 31, 2002, revenues
increased $6.82 million, 185%, to $10.49 million from $3.67 million in the prior period. The increase in revenue was primarily due to $5.34 million of growth in revenues from existing customers, and $1.92 million of revenues from new customers.

    Gross Profit.   Cost of sales increased by 193% from $4.06 million for the nine months ended December 31, 2001 to $11.93 million for the nine months ended December 31, 2002. This is largely as a result of the higher proportion of low margin contracts undertaken during the business start up period from April to December 2001. Cost of sales represented 110% of revenues for the nine months ended December 31, 2001 as compared to 82% for the same period of the previous year. As a result the gross loss of $385,000 in December 31, 2001 has been improved to a gross profit of $1.89 million in the nine months to December 31, 2002.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by 52.2% from $3.37 million for the nine months ended December 31, 2001 to $5.12 million for the nine months to December 31, 2002. The increase was primarily due to higher costs in facilities, insurance and bank borrowing costs. Selling, general and administrative expenses were 91.6% of revenues for the nine months to December 31, 2001 as compared to 46.7% of revenues for the nine months ended December 31, 2002.

     Other Income. Other income increased by 286% from $218,000 for the nine months to December 31, 2001 to $842,000 for the nine months to December 31, 2002. The increase is primarily as a result of additional space being rent out at the Newbridge facility. Further income in the nine months to December 31, 2002 comes from governmental training support grant.

     Extraordinary Costs.   Extraordinary costs (restructuring costs) decreased
by 34.5% from $414,000 in the nine months to December 31, 2001 to $271,000 in the nine months to December 31, 2002. The figure for the nine months to December 31, 2001 reflects the restructuring undertaken following the transfer of CEM business to Great Admirer Ltd. where as the figure to December 31, 2002 reflects a realignment of the organization to address business needs.

Liquidity and Capital Resources

     At December 31, 2002, Axiom had cash and cash equivalents of $67,400 and a maximum of $1.55 million of unused borrowing capacity under an invoice discounting facility. However the funds available under the invoice discounting facility are governed by the level of qualifying sales invoices raised; at the end of December 2002 the maximum facility available was $794,000.

     During 2002, operations were funded primarily by cash generated from operations and with $3.85 million of grant aid from the Welsh Development Agency. This funding was made available to safeguard jobs following the decision by Aiwa Wales Manufacturing to end production of hi-fi units at the Newbridge site.

     Net cash provided by operating activities was $11.80 million for the nine months ended December 31, 2002 and resulted primarily from sales of finished product. This net cash figure was used in the operating activity of the business.

     Net cash used in investing activities for the nine months to December 31, 2002 was $687,000 and all related to capital expenditure. This expenditure included $160,000 on a new computer system and operating equipment, and $489,000 on test and placement machinery. Capital expenditure in the nine months to December 31, 2001 totaled $12.40 million of which the purchase of the facility at Newbridge accounted for $12.18 million.

     Net cash used in financing activities for the nine months to December 2002 was $98,000 consisting primarily of fees and interest for the operation of our invoice discounting facility, $114,000, offset by interest earned on 14-day deposit account of $16,000.

     Our bank credit facility is composed only of an invoice discounting facility with a maximum advance limit of $1,604,000 subject to the level of qualifying sales invoiced. At December 31, 2002, borrowings under this facility were $58,000. The applicable interest rates for the invoice discounting facility are calculated with reference to Bank Base rates. At December 31, 2002 the interest rate on borrowings was 6.00% and the interest rate on credit balances was 1.5%.

     The following summarizes Axiom's debt and other contractual obligations at December 31, 2002:


       Creditor             Description         Amount           Completion Date
---------------------   --------------------  ----------  --------------------------------
HSBC Invoice Finance     Invoice discounting   $58,000     Ongoing until facility terminated
HSBC Equipment Finance   Asset Lease           $122,000    August 2007
HSBC Equipment Finance   Asset lease           $242,000    July 2007


     Axiom is in compliance with all covenants under our existing credit facilities as of December 31,2002. In the event that adequate funding is not available from existing credit facilities, Axiom would work with existing lenders to identify additional sources of financing. While there can be no assurance that Axiom will have sufficient funds over the next twelve months, it believes that funds generated from operations plus borrowings under Axiom's invoice discounting facility will be adequate to meet its anticipated future operating expenses, capital expenditure and debt obligations for at least the next twelve months.

Critical Accounting Policies and Estimates

     On December 12, 2001, the SEC issued FR-60, "Cautionary Advice Regarding Disclosure About Critical Accounting Policies." FR-60 is an intermediate step to alert companies to the need for greater investor awareness of the sensitivity of financial statements to the methods, assumptions, and estimates underlying their preparation, including the judgments and uncertainties affecting the application of those policies, and the likelihood that materially different amounts would be reported under different conditions or using different assumptions.

Axiom's major accounting policies are as follows:

     Revenue Recognition. Revenue is recognized under IAS 18 recommendations which state that there are five criteria which must be satisfied in order to recognize the revenue from the sale of goods:

  a) the enterprise has transferred to the buyer the significant risks and rewards of ownership of the goods.

  b) The enterprise retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold.

  c)  The amount of revenue can be measured reliably.

  d) It is probable that the economic benefits associated with the transaction will flow to the enterprise.

  e) The costs incurred or to be incurred in respect of the transaction can be accurately measured.

     In general our sales are made under the terms of a Supply Agreement which specify the terms of the arrangements, the points at which the risks and rewards of ownership occur, the selling prices and payment terms.

     Inventories.   Inventory is valued at the lower of cost and net realisable value and reduced by any provision for obsolete stock figure. Customers may cancel their orders, change production quantities or delay production for a number of reasons beyond our control. Where possible, the cost of surplus inventory as a result of these activities is charged back to the customer, where the stock is not chargeable Axiom is left holding "obsolete" stock. This stock is valued and a provision created which reduces the overall stock valuation.

     Accounts Receivable.   Accounts Receivable is valued net of any bad debt
provision.

     Bad Debt Provision. The collectibility of an account is evaluated based on correspondence between the customer and Axiom. In the event that Axiom believes an account will not be paid, a specific provision is booked against this account and the total accounts receivable figure reduced to reflect a true collectible figure.

RISK FACTORS

     Axiom's business is subject to numerous risk factors, including, but not limited to, the following:

     Axiom is Exposed to General Economic Conditions, Which Could have a Material Adverse Impact on its Business, Operating Results and Financial
Condition.   As a result of unfavorable general economic conditions in Europe and internationally, and reduced capital spending as well as end-market demand, Axiom's operations have not been profitable since 2000. Continued weakness in this industry or any further deterioration in the business or financial condition of its customers in this industry could have a material adverse impact on our business, operating results and financial condition.

     Because a Significant Portion of Axiom's Sales Currently Comes From a Small Number of Customers, any Decrease in Sales From These Customers Could Harm its Operating Results. Axiom depends on a small number of customers for a large portion of its business, and changes in such customers' orders have, in the past, had a significant impact on its operating results. If a major customer significantly reduces the amount of business it does with Axiom, there would be an adverse impact on its operating results. Additionally Axiom generates significant accounts receivable in connection with providing services to its major customers. If one or more of its customers were to become insolvent or otherwise be unable to pay for its services, or were to become unwilling to make payments in a timely fashion, Axiom's operating results and financial condition could be adversely affected.

     Axiom's Ability to Meet its Cash Requirements Depends on a Number of
Factors, Many of Which are Beyond Its Control.   Axiom's ability to meet its
cash requirements is dependent upon its future performance, which will be subject to financial, business and other factors affecting Axiom's operations, many of which are beyond its control. If Axiom is unable to meet its cash requirements from operations it would be required to fund these cash requirements by alternative financings. The degree to which it may be leveraged could materially and adversely affect its ability to obtain financing for working capital, acquisitions or other purposes, could make it more vulnerable to industry downturns and competitive pressures, or could limit its flexibility in planning for, or reacting to, changes and opportunities in the electronics manufacturing industry, which may place it at a competitive disadvantage compared to its competitors. There can be no assurance that Axiom will be able to obtain alternative financing, that any such financing would be on acceptable terms, or that it will be permitted to do so under the terms of its existing financing arrangements. In the absence of such financing, Axiom's ability to respond to changing business and economic conditions, make future acquisitions, react to adverse operating results, meet its debt service obligations or fund required capital expenditures or increased working capital requirements may be adversely affected.

     Axiom May not be Able to Sell Excess or Obsolete Inventory to Customers or Otherwise Which Could Have a Material Adverse Impact on its Financial
Condition.   The majority of Axiom's inventory purchases and commitments are based upon demand forecasts that its customers provide to it. The customer forecast, and any changes to the forecasts, including cancellations, may lead to on hand inventory quantities and on order purchase commitments that are in excess of the customer's revised needs, or that become obsolete. Axiom is solely responsible for excess and obsolete inventory resulting from inventory purchases in excess of inventory needed to meet customer demand forecasts at the time the purchase commitments were made. Therefore, Axiom must bear the economic loss of any such excess or obsolete inventory which could have a material adverse impact on its financial condition. In 2002, Axiom recorded a charge of $1.12 million to reduce the carrying value of excess and obsolete inventory.

     Long-Term Contracts are not Typical in the Electronics Manufacturing Services Industry, and Reductions, Cancellations or Delays in Customer Orders Would Adversely Affect Axiom's Operating Results. As is typical in the electronics manufacturing services industry, Axiom does not usually obtain long-term purchase orders or commitments from its customers. Instead, Axiom works closely with its customers to develop non-binding forecasts of the future volume of orders. Customers may cancel their orders, change production quantities from forecasted volumes or delay production for a number of reasons beyond Axiom's control. Significant or numerous cancellations, reductions or delays in orders by Axiom's customers would reduce its net sales. In addition, because many of Axiom's costs are fixed, a reduction in net sales could have a disproportionate adverse effect on its operating results. From time to time Axiom makes capital investments in anticipation of future business opportunities. There can be no assurance that Axiom will receive the anticipated business. If Axiom is unable to obtain the anticipated business, its operating results and financial condition may be harmed.

     Axiom Depends on its Suppliers, Some of Which are the Sole Source for it's Components, and Axiom's Production Would be Substantially Curtailed if These Suppliers are not Able to Meet Axiom's Demands and Alternative Sources
are Not Available.   Axiom orders raw materials and components to complete
its customers' orders, and some of these raw materials and components are ordered from sole-source suppliers. Although Axiom works with its customers and suppliers to minimize the impact of shortages in raw materials and components, it sometimes experiences short-term adverse effects due to price fluctuations, extended lead times and delayed shipments. In the past, there have been industry-wide shortages of electronic components, particularly memory and logic devices. If a significant shortage of raw materials or components were to occur, Axiom may have to delay shipments to customers, and our operating results would be adversely affected. In some cases, supply shortages of particular components will substantially curtail production of products using these components. While most of Axiom's significant customer contracts permit quarterly or other periodic reviews of pricing based on ecreases and increases in the prices of raw materials and components, it is not always able to pass on price increases to its customers. Accordingly, some raw material and component price increases could adversely affect Axiom's operating results. Axiom also depends on a small number of suppliers for many of the other raw materials and components that it uses in its business. If Axiom were unable to continue to purchase these raw materials and components from its suppliers, Axiom's operating results would be adversely affected. Because many of its costs are fixed, Axiom's margins depend on its volume of output and a reduction in volume will adversely affect its margins. If Axiom is left with excess inventory, its operating results will be adversely affected.

     Axiom typically purchases components and manufacture products in anticipation of customer orders based on customer forecasts. For a variety of reasons, such as decreased end-user demand for the products it is manufacturing, Axiom's customers may not purchase all of the products it has manufactured or for which it has purchased components. In such event, Axiom would attempt to recoup its materials and manufacturing costs by means such as returning components to its vendors, disposing of excess inventory through other channels or requiring its OEM customers to purchase or otherwise compensate it for such excess inventory. Axiom's customer agreements give it the ability to do this, however in reality, legal proceedings may be required, thus adding additional costs. To the extent Axiom is unsuccessful in recouping its material and manufacturing costs, not only would its net sales be adversely affected, but also its operating results would be disproportionately adversely affected.

     Axiom Potentially Bears the Risk of Price Increases Associated with
Shortages in the Availability of Electronics Components.   At various times,
there have been shortages of components in the electronics industry leading to increased component prices. One of the services that Axiom performs for many customers is purchasing electronics components used in the manufacturing of the customers' products. As a result of this service, Axiom potentially bears the risk of price increases for these components if Axiom is unable to purchase components at the pricing level anticipated to support the margins assumed in our agreements with our customers.

     Axiom's net Sales Could Decline if its Competitors Provide Comparable Manufacturing Services and Improved Products at a Lower Cost. Axiom competes with different electronic manufacturing services providers. These competitors may have greater manufacturing, financial, R&D and/or marketing resources than Axiom has. In addition, Axiom may not be able to offer prices as low as some of our competitors because those competitors may have lower cost structures as a result of their geographic location or the services they provide. Axiom's inability to provide comparable or better manufacturing services at a lower cost than its competitors could cause its net sales to decline. Axiom also expects its competitors to continue to improve the performance of their current products or services, to reduce their current products or service sales prices and to introduce new products or services that may offer greater value-added performance and improved pricing. Any of these could cause a decline in sales, loss of market acceptance of Axiom's products or services, or profit margin compression.

    Axiom Depends on the Continuing Trend of OEMs to Outsource.   A
substantial factor in Axiom's revenue growth was attributable to the transfer of manufacturing and supply based management activities from its original electronics manufacturing customers. Future growth is partially dependent on new outsourcing opportunities. To the extent that these opportunities are not available, Axiom's future growth would be unfavorably impacted.

     Uncertainties and Adverse Trends Affecting the Electronics Industry or any of Axiom's Major Customers May Adversely Affect its Operating Results. Axiom's business depends on the electronics industry, which is subject to rapid technological change, short product life cycles and pricing and margin pressure. In addition, the electronics industry has historically been cyclical and subject to significant downturns characterized by diminished product demand, rapid declines in average selling prices and production over-capacity. When these factors adversely affect its customers, Axiom may suffer similar effects. Axiom's customers' markets are also subject to economic cycles and are likely to experience recessionary periods in the future. The economic conditions affecting the electronics industry in general or any of Axiom's major customers, in particular, including the economic slowdown and heightened levels of uncertainty related to the September 11 terrorist attacks in the United States, may adversely affect Axiom's operating results.

LEGAL PROCEEDINGS

     Axiom is party to two small pending litigations relating to employment law in respect of three previous employees. Axiom believes that they have no material adverse effects on Axiom's results of operations and its financial conditions.


Item 6.   RESIGNATIONS OF REGISTRANT'S DIRECTORS

     On February 12, 2003, Mr. Jianjun Zhang, the Registrant's President and
director resigned.  New officers and directors were elected.   See
"Management" above.


Item 7.   FINANCIAL STATEMENTS AND EXHIBITS


                        AXIOM MANUFACTURING SERVICES LIMITED

                 INDEPENDENT AUDITOR'S REPORT TO THE SHAREHOLDERS
                   PERIOD FROM 1 APRIL 2002 to 31 DECEMBER 2002


We have audited the interim financial statements on pages 5 to 15 which have been prepared under the historical cost convention and the accounting policies set out on pages 8 to 9.

RESPECTIVE RESPONSIBILITIES OF THE DIRECTORS AND THE AUDITORS The directors' responsibilities for preparing the Annual Report and the financial statements in accordance with applicable law and United Kingdom Accounting Standards are set out in the Statement of Directors' Responsibilities on page 2.

Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and United Kingdom Auditing Standards.

We report to you our opinion as to whether the financial statements give a true and fair view and are properly prepared in accordance with the Companies Act 1985. We also report to you if, in our opinion, the directors' report is not consistent with the financial statements, if the company has not kept proper accounting records, if we have not received all the information and explanations we require for our audit, or if information specified by law regarding directors' remuneration and transactions with the company is not disclosed.

We read the directors' report and consider the implications for our report if we become aware of any apparent misstatements within it. Our responsibilities do not extend to any other information.

BASIS OF AUDIT OPINION   We conducted our audit in accordance with United
Kingdom Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the interim financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the interim financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the interim financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the interim financial statements.

OPINION   In our opinion the interim financial statements give a true and fair view of the state of the company's affairs as at 31 December 2002 and of the profit of the company for the period then ended, and have been properly prepared in accordance with the Companies Act 1985.


/s/ BKR HAINES WATTS
----------------------
BKR HAINES WATTS
Chartered Accountants
& Registered Auditors

Pagefield House
24 Gold Tops
Newport
NP20 4PG

26 February 2003



                     AXIOM MANUFACTURING SERVICES LIMITED

                           PROFIT AND LOSS ACCOUNT
                 PERIOD FROM 1 APRIL 2002 to 31 DECEMBER 2002




                                Period to 31 Dec 02       Year to 31 Mar 02


                                        Continuing
                                        operations         Total          Total

                        Note                 $               $              $

Turnover                  2            10,490,480       10,490,480     12,442,037
Cost of sales                          11,937,718       11,937,718     16,483,624
                                       ----------       ----------     ----------
GROSS LOSS                             (1,447,238)      (1,447,238)   (4,041,587)
Net operating expenses    3             2,791,568        2,791,568     2,510,318
                                       ----------       -----------    ----------
OPERATING LOSS            4            (4,238,806)      (4,238,806)   (6,551,905)

Impairment(write down)
 /write back             20             1,840,467        1,840,467    (6,293,639)
Write back of debt due
 to parent company       16            13,007,697       13,007,697             -
Cost of reorganisation or restructuring         -                -    (1,345,348)
Write off of debt due from an
associated Company                      (390,842)         (390,842)            -
                                       -----------      ------------  -----------
Profit/(Loss) on ordinary activities
 before interest                       10,218,516        10,218,516  (14,190,892)
                                       ===========

Interest receivable                                          14,844      175,836
Interest payable                           7               (19,241)    (140,733)
                                                         ----------   ----------
PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION     10,214,119  (14,155,789)

Tax on profit/(loss)on ordinary activities  8                    -      (258,197)
                                                          ---------   -----------

RETAINED PROFIT/(LOSS) FOR THE FINANCIAL PERIOD          10,214,119  (13,897,592)
                                                         =========== ============

	All of the activities of the company are classed as continuing.






                      AXIOM MANUFACTURING SERVICES LIMITED

                   STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
                     PERIOD FROM 1 APRIL 2002 to 31 DECEMBER 2002


                                        Period to 31 Dec 02   Year to 31 Mar 02

                                                 $                   $
Profit/(Loss) for the financial period
 Attributable to the shareholders            10,214,119           (13,897,592)
Exchange loss on translation of
 opening shareholders funds                   (856,415)                    --
                                             ----------            -----------
Total gains and losses recognised
since the last annual report                  9,357,704           (13,897,592)
                                             ===========          ============


RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS


                                         Period to 31 Dec 02   Year to 31 Mar 02

                                                   $                   $

Profit/(Loss) for the financial period        10,214,119          (13,897,592)
Exchange loss on translation of
opening shareholders funds                      (856,415)                   -
New equity share capital subscribed             6,843,302                   -
                                              -----------         ------------
Net addition/(reduction) to funds              16,201,006         (13,897,592)

Opening shareholders' equity (deficit)/funds  (6,866,749)            7,030,843
                                              -----------          ------------
Closing shareholders' equity funds/(deficit)    9,334,257          (6,866,749)
                                              ===========          ============




                        AXIOM MANUFACTURING SERVICES LIMITED

                                   BALANCE SHEET
                                AT 31 DECEMBER 2002

                                             31 Dec 02            31 Mar 02


                              Note               $                   $

FIXED ASSETS
Tangible assets                 9            10,078,031           7,378,184

CURRENT ASSETS
Stocks                         10   3,419,086          1,152,344
Debtors                        11   3,497,493          2,021,677
Cash at bank and in hand               47,112            612,411
                                    ---------          ---------
                                    6,963,691          3,786,432

CREDITORS: Amounts falling
   due within one year         12   4,301,405         13,232,214
                                    ----------        ----------

NET CURRENT ASSETS/(LIABILITIES)               2,662,286        (9,445,782)
                                               ---------        -----------
TOTAL ASSETS LESS CURRENT LIABILITIES         12,740,317        (2,067,598)

CREDITORS: Amounts falling due
   after more than one year    13              3,406,060         4,799,151
                                               ----------       -----------
                                               9,334,257        (6,866,749)
                                               ==========      ============

CAPITAL AND RESERVES
Called-up equity share capital   17            21,724,105       14,880,803
Profit and Loss Account          18          (12,389,848)     (21,747,552)
                                            -------------     ------------
SHAREHOLDERS' FUNDS/(DEFICIENCY)                9,334,257      (6,866,749)


    The notes on page 8 to 16 form part of these financial statements.



                      AXIOM MANUFACTURING SERVICES LIMITED

                       NOTES TO THE INTERIM FINANCIAL STATEMENTS
                      PERIOD FROM 1 APRIL 2002 to 31 DECEMBER 2002


1.  ACCOUNTING POLICIES

    Basis of accounting

    The interim financial statements have been prepared under the historical cost convention, and in accordance with applicable accounting standards.

    Cash flow statement

    The directors have taken advantage of the exemption in Financial Reporting Standard No 1 (revised) from including a cash flow statement in the interim financial statements on the grounds that the company is wholly owned and its parent publishes a consolidated cashflow statement.

    Turnover

    The turnover shown in the profit and loss account represents amounts invoiced during the period, exclusive of Value Added Tax.

    Depreciation

    Depreciation is calculated so as to write off the cost of an asset, less its estimated residual value, over the useful economic life of that asset as follows:

    Freehold Property	-	over 25 years
    Plant & Machinery	-	over 7 years
    Fixtures & Fittings	-	over 3 to 7 years

    Stocks

    Stocks are valued at the lower of cost and net realisable value, after making due allowance for obsolete and slow moving items.

    Finance lease agreements

    Where the company enters into a lease which entails taking substantially all the risks and rewards of ownership of an asset, the lease is treated as a finance lease. The asset is recorded in the balance sheet as a tangible fixed asset and is depreciated in accordance with the above depreciation policies. Future instalments under such leases, net of finance charges, are included with creditors. Rentals payable are apportioned between the finance element, which is charged to the Profit and Loss Account on a straight line basis, and the capital element which reduces the outstanding obligation for future instalments.

    Operating lease agreements

    Rentals applicable to operating leases where substantially all of the benefits and risks of ownership remain with the lessor are charged against profits on a straight line basis over the period of the lease.

    Pension costs

    The company operates a defined contribution pension scheme for employees. The assets of the scheme are held separately from those of the company.
    The annual contributions payable are charged to the Profit and Loss Account.

    Foreign currencies

    Assets and liabilities in foreign currencies are translated into dollars at the rates of exchange ruling at the balance sheet date. Transactions in foreign currencies are translated into dollars at the rate of exchange ruling at the date of the transaction. Exchange differences are taken into account in arriving at the operating profit.

    Going Concern

    The company has incurred an operating loss, before non-recurring exceptional income, of $5,095,221 for the period and has a negative balance of $12,389,848 on the profit and loss account carried forward.

    The directors have prepared projections to 31 March 2004, which show that the company is expected to trade profitably in the future.

    Accordingly the directors consider it appropriate to prepare the interim financial statements on a going concern basis. These interim financial statements do not, therefore, include any adjustments to assets or liabilities that may be necessary should this basis be inappropriate.

2.  TURNOVER

    The turnover and profit before tax are attributable to the one principal activity of the company.

    An analysis of turnover is given below:


                             Period to 31 Dec 02       Year to 31 Mar 02

                                      $                        $

    United Kingdom                10,490,480               9,041,975
    Overseas sales                         -               3,400,062
                                  -----------              ----------
                                  10,490,480              12,442,037
                                  ===========             ===========


3.  ANALYSIS OF COST OF SALES AND NET OPERATING EXPENSES


                                   Continuing     Discontinued
                                   Operations      Operations       Total

                                        $              $              $
PERIOD FROM 1 APRIL 2002
TO 31 DECEMBER 2002

Cost of sales                      11,937,718             -     11,937,718
                                   ==========     ==========   ===========

Administrative expenses            3,266,328              -      4,122,743
Other operating income             (474,760)              -      (474,760)
                                   ----------     -----------  -----------
Net operating expenses             2,791,568              -      2,791,568
                                  ==========      ===========   ==========

YEAR ENDED 31 MARCH 2002

Cost of sales                      8,493,024       7,990,600   16,483,624
                                  ===========     ==========  ===========
Administrative expenses            1,366,573       1,160,439    2,527,012
Other operating income              (16,694)               -     (16,694)
                                  -----------     ----------- ------------
Net operating expenses             1,349,879       1,160,439    2,510,318
                                  ===========     ===========  ===========


4.  OPERATING LOSS

    Operating loss is stated after charging/(crediting):

                              Period to 31 Dec 02     Year to 31 Mar 02

                                          $                   $

Depreciation                           791,938            1,671,727
Profit on disposal of fixed assets      (3,357)            (66,218)
Auditors' remuneration-as auditors       9,708               34,533
Operating lease costs:
Land and buildings                           -               32,445
Plant and equipment                      44,324              73,237

Net loss/(profit) on foreign
currency translation                  2,196,930           (134,516)
                                      ==========          ==========

5.   PARTICULARS OF EMPLOYEES

The average number of staff employed by the company during the financial period amounted to:

                           Period to 31 Dec 02       Year to 31 Mar 02

                                      No.                  No.

Number of production staff            98                    -
Number of administrative staff        81                    -
                                    -----                -----
                                     179                    -
                                    =====                =====

The aggregate payroll costs of the above were:


                           Period to 31 Dec 02       Year to 31 Mar 02


                                     $                       $

Wages and salaries              3,876,513                5,768,187
Social security costs             334,732                  529,175
Other pension costs               104,883                  171,512
                                ---------                ---------
                                4,316,128                6,468,874
                                =========                =========

6.  DIRECTORS' EMOLUMENTS

The directors' aggregate emoluments in respect of qualifying services were:

                         Period to 31 Dec 02       Year to 31 Mar 02

                                  $                       $

Emoluments receivable            216,638                300,725
                               =========               ========


Emoluments of highest paid director:

                         Period to 31 Dec 02       Year to 31 Mar 02

                                  $                        $

Total emoluments  (excluding
pension contributions):          59,954                 174,104
                               ========                ========

The number of directors who are accruing benefits under company pension schemes were as follows:

                        Period to 31 Dec 02       Year to 31 Mar 02

                                 No.                        No.

Money purchase schemes            1                          -
                                ======                   ======


7.   INTEREST PAYABLE

                              Period to 31 Dec 02       Year to 31 Mar 02

                                          $                    $

Interest payable on bank borrowing      12,994              140,733
Finance charges                          6,247                    -
                                      --------            ---------
                                        19,241              140,733
                                      =========           =========


8.  TAX ON PROFIT OR (LOSS) ON ORDINARY ACTIVITIES

                               Period to 31 Dec 02       Year to 31 Mar 02

                                           $                    $


Current tax:

UK Corporation tax based on the
results for the period at 19% (To
31 Mar 02 - 20%)                            -                 (258,197)
                                         ======               =========

9.   TANGIBLE FIXED ASSETS


                                  Freehold
                                  Land and       Plant &        Fixtures &
                                  Buildings      Machinery      Fittings       Total

                                      $              $              $            $
COST
At 1 April 2002                   13,389,997     16,330,937      5,055,286   34,776,220
Additions/exchange adjustments       787,335        815,779         79,802    1,682,916
Disposals                                  -       (28,004)              -     (28,004)
                                  -----------    -----------     ----------  ----------
At 31 December 2002               14,177,332     17,118,712      5,135,088   36,431,132
                                  ===========    ===========     ==========  ==========

DEPRECIATION
At 1 April 2002                    7,693,997     15,209,890      4,494,149   27,398,036
Charge for the period                271,758        434,195        111,497      817,450
On disposals                               -       (21,918)              -     (21,918)
Revaluation adjustment           (1,840,467)              -              -  (1,840,467)
                                 ------------    -----------     ----------  ----------
At 31 December 2002                6,125,288     15,622,167      4,605,646   26,353,101
                                 ============    ===========     ==========  ==========

NET BOOK VALUE
At 31 December 2002                8,052,044      1,496,545        529,442  10,078,031
                                 ===========     ===========     =========  ==========

At 31 March 2002                   5,696,000      1,121,047        561,137   7,378,184
                                 ===========     ===========     ========== ==========


The National Assembly for Wales has been given security in the form of a First Legal Charge over the company's land and buildings at Technology Park, Newbridge, South Wales.

Finance lease agreements
Included within the net book value of $(10,078,031) is $(213,167) (To 31 Mar 02
- $Nil) relating to assets assets held under finance lease agreements. The depreciation charged to the accounts in the period in respect of such assets amounted to $(13,492) (To 31 Mar 02 - $Nil).

10.  STOCKS

                                   31 Dec 02            31 Mar 02

                                        $                    $

Raw materials                       3,419,086           1,085,416
Finished goods                              -              66,928
                                   ----------           ---------
                                    3,419,086           1,152,344
                                   ==========          ==========

11.  DEBTORS

                                    31 Dec 02            31 Mar 02

                                        $                     $


Trade debtors                      3,160,807             1,766,099
Other debtors                         61,262               219,978
Prepayments and accrued income       275,424                35,600
                                    ---------            ----------
                                    3,497,493            2,021,677
                                    ==========           ==========


12.  CREDITORS: Amounts falling due within one year

                                       31 Dec 02           31 Mar 02

                                           $                   $

Bank loans and overdrafts              447,180                    -
Trade creditors                      2,564,905            1,213,773
Amounts owed to group undertakings           -           11,767,513
Other taxation and social security     269,495              123,036
Other creditors                         74,452               58,116
Accruals and deferred income           945,373               69,776
                                     ---------           ----------
                                     4,301,405           13,232,214
                                     =========           ===========


The following liabilities disclosed under creditors falling due within one year are secured by the company:

                                      31 Dec 02            31 Mar 02

                                          $                     $


Bank loans and overdrafts              447,180                    -
Finance leases                          72,604                    -
                                      ---------             --------
                                       519,784                    -
                                     =========              ========


13.  CREDITORS: Amounts falling due after more than one year

                                      31 Dec 02              31 Mar 02

                                         $                       $

Bank loans and overdrafts               201,802                   -
Amounts owed to group undertakings            -           4,799,151
Other creditors:
Finance lease agreements                254,111                   -
                                      ---------           ---------
                                        455,913           4,799,151
Accruals and deferred income          2,950,147                   -
                                      ---------           ---------
                                      3,406,060           4,799,151
                                      =========           =========

The following liabilities disclosed under creditors falling due after more than one year are secured by the company:

                                       31 Dec 02             31 Mar 02

                                           $                     $


Bank loans and overdrafts                201,802                     -
Finance leases                           254,111                     -
                                        --------               --------
                                         284,661                     -
                                        ========               ========


14.	COMMITMENTS UNDER FINANCE LEASE AGREEMENTS

Future commitments under finance lease agreements are as follows:

                                        31 Dec 02             31 Mar 02

                                            $                      $

Amounts payable within 1 year              72,604                   -
Amounts payable between 1 and 2 years      72,604                   -
Amounts payable between 3 and 5 years     181,507                   -
                                         --------              -------
                                          326,715                   -
                                         =========             =======


15.   COMMITMENTS UNDER OPERATING LEASES

At 31 December 2002 the company had annual commitments under non-cancellable operating leases as set out below.


                                 Assets Other Than Land & Buildings

                                      31 Dec 02             31 Mar 02

                                         $                      $

Operating leases which expire:
Within 1 year                          20,404                    -
Within 2 to 5 years                    22,350                    -
                                     ---------             --------
                                       42,754                    -
                                     =========             ========

16.   RELATED PARTY TRANSACTIONS

On 2nd April 2002 the entire share capital of the company was transferred from Aiwa Europe Limited to Great Admirer Limited, a wholly owned subsidiary of Sen Hong Resources Holdings Limited.

Prior to disposal of the company's share capital the following transactions were undertaken: - Aiwa Europe Limited waived $13,007,697 amounts due to it from the company, - Aiwa Europe Limited subscribed to $4,987,382 additional share capital in consideration for the settlement of an amount due from the company, as part of settlement of this debt the company waived $390,842 due to it from Aiwa UK Limited.

No transactions with related parties were undertaken such as are required to be disclosed under Financial Reporting Standard 8.

17.	SHARE CAPITAL

Authorised share capital:

                                          31 Dec 02           31 Mar 02

                                             $                    $

13,564,002 Ordinary shares                21,724,105          14,880,803
(par value, 1 pound stering)              ==========          ==========


                                              31 Dec 02          31 Mar 02

                                                   $                  $

Ordinary share capital brought forward        14,880,803        14,880,803
Issue of ordinary shares/exchange adjustment   6,843,302                 -
                                               ---------         ---------
                                              21,724,105        14,880,803
                                             ===========       ===========


18.   PROFIT AND LOSS ACCOUNT

                                Period to 31 Dec 02     Year to 31 Mar 02

                                         $                      $

Balance brought forward              (21,747,552)             (7,849,960)
Retained profit/(accumulated
 loss) for the financial period        10,214,119            (13,897,592)
Exchange losses on translation of
 opening shareholders funds             (856,415)
                                     ------------           -------------
Balance carried forward              (12,389,848)            (21,747,552)
                                     ============           =============


19.   ULTIMATE PARENT COMPANY

The ultimate controlling party is Sen Hong Resources Holdings Limited, being the parent of Great Admirer Limited, which owns 100% of the company's share capital.


20.   IMPAIRMENT

The directors reviewed the impairment provision on its freehold property, based on a professional valuation, and have credited $1,840,467 to the profit and loss account to reflect the reduction in provision.



                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                       OXFORD TECHNOLOGIES INC.



                                       By:  /s/ Jacinta Sit
                                       ----------------------------
                                         Jacinta Sit, President

Date:  March 3, 2003